Exhibit 99.1

FOR IMMEDIATE RELEASE

U.S. Secret Service Veteran, R. Patrick Caldwell, Named CEO of

Protective Products of America

Neil Schwartzman Promoted to Chief Operating Officer

SUNRISE, FL — (July 16, 2009) — Protective Products of America, Inc. (PPA:TSX), a leading manufacturer and distributor of advanced products in ballistics protection, today announced that R. Patrick (Pat) Caldwell has been appointed as Chief Executive Officer and a member of the Board of Directors, effective July 18, 2009. The Company also announced that Neil Schwartzman has been promoted from the position of Chief Administrative Officer to Chief Operating Officer, effective immediately.

“Pat’s vast expertise in federal law enforcement and the military are a natural fit for PPA and we are delighted that he has agreed to step into this important leadership position,” said General Hugh Shelton (ret.), Chairman of the Board. “We continue to work diligently to secure previously delayed and new military contracts as well as bolster our soft armor business where we see significant opportunity in diversifying our revenue stream.”

Brian L. Stafford, interim CEO, will remain on the Board of Directors as Vice Chairman.  Mr. Stafford said “Prior to PPA, Pat and I served together in the Secret Service for many years and we welcome Pat in this new role. I trust implicitly that his strategic vision will prove instrumental in propelling PPA forward as we work to achieve our corporate goals and increase shareholder value.”

Mr. Caldwell said, “After working with PPA since January, I am delighted to move into the CEO and director positions. I view this as an important time in the Company’s corporate development and welcome the opportunity to further impact PPA’s future long-term growth and momentum.”

Mr. Caldwell joined PPA in January 2009 as the Senior Vice President, Sales and Marketing where he was responsible for all aspects of the Corporation’s sales and marketing efforts including government sales. Formerly, Mr. Caldwell served as Deputy Assistant Director, Office of Protective Operations, U.S. Secret Service.  Mr. Caldwell spent 27 years in the U.S. Secret Service in a number of key positions,

Exhibit 99.1

including Special Agent in charge of the Vice Presidential Protective Division.  Mr. Caldwell served in the U.S. Marine Corps and received the Silver Star for valor and the Purple Heart for service in Viet Nam.  Mr. Caldwell has a Bachelor of Art degree from Clemson University and he continued his education at the Center for Creative Leadership in the Senior Executive Service Development Program in 2002.

Mr. Schwartzman joined PPA in April 2007 as the Corporation’s Chief Administrative Officer where he was responsible for Information Systems, Customer Relations, Purchasing, Quality Control, Facility Management and Human Resources. Prior to joining the Corporation in April 2007, Mr. Schwartzman served for five years as Vice President of Information Technology for The GEO Group Inc., a world leader in privatized correctional and detention management facilities. His additional 22 years of experience include positions at The Sports Authority, Sunglass Hut International, Michaels Arts and Crafts Stores and ICH Corporation. Mr. Schwartzman received a Bachelor of Science in Computer and Information Science in 1981 from the University of Florida.

In other news, PPA reported that it has executed the previously announced amendment to its Forbearance Agreement with Canadian Imperial Bank of Commerce (CIBC).  The amendment, among other considerations, extends the Company’s forbearance period through October 31, 2009.

About Protective Products of America, Inc.

Protective Products of America, Inc. (“PPA”), formerly known as Ceramic Protection Corporation, is headquartered in Sunrise, Florida, with manufacturing facilities in Sunrise, Florida and Granite Falls, North Carolina. The Company, together with its subsidiaries, is engaged in the design, manufacture and marketing of advanced products used to provide ballistic protection for personnel and vehicles in the military and law enforcement markets. The Company's product portfolio includes concealable soft body armor products for law enforcement and the Modular Tactical Vest (“MTV”), a ballistic system for military personnel. Visit www.protectiveproductsofamerica.com for more company information.

Management is of the opinion that the Company is a leader in the design and manufacture of high performance and high quality products used for ballistic protection. Protective Products International Corp, a wholly owned subsidiary of PPA, is an ISO 9001:2000 certified manufacturer. Furthermore, PPA is capable of providing customers with an integrated personnel armoring system of ceramic plates, soft ballistic material and vests for law enforcement and the military.

Safe Harbor Language

This release may contain forward-looking statements including expectations of future sales, cash flow, and earnings. These statements are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ from those anticipated. These risks include, but are

Exhibit 99.1

not limited to, uncertainties associated with the defense industry, commodity prices, exchange rate fluctuations, and risks resulting from potential delays, appeals or changes related to government orders in the defense sector.

PPA depends on reliable supplies of high quality source materials used in the manufacture of armor products, including aramid fabrics and polyethylene materials, and works actively with key suppliers to ensure that requirements and demands for these materials are anticipated and properly met. The foregoing is not exhaustive and other risks are detailed from time to time in other disclosure filings of PPA. Should one or more of these risks or uncertainties materialize, or should stated assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The reader is also referred to other uncertainties and risks discussed in detail in the MD&A section of the Company’s December 31, 2008 Annual Report dated April 6, 2009, the Company’s Annual Information Form dated March 31, 2009 and the Company’s Form 10 Registration Statement filed April 10, 2009 and amended on May 12, 2009. These documents are available on www.SEDAR.com and www.sec.gov.

In light of certain sensitive aspects in regard to customers and products, PPA may choose not to disclose all information related to the purchasers of its products, such as government agencies, countries or other end users. Products manufactured for export in the United States must first be approved for export by the appropriate U.S. government agencies. Other armor sales may be made to recognized domestic agencies such as the military and those involved in local, provincial, or national law enforcement and homeland security matters.

Contact:

Kristen McNally

The Piacente Group, Inc.

Investor Relations

(212) 481-2050

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